PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES RESULTS OF OPERATIONS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2017
AND PROVIDES AN UPDATE ON RECENT EVENTS AND TRANSACTIONS
Fort Lauderdale, Florida
August 3, 2017
FOR IMMEDIATE RELEASE - SEACOR Holdings Inc. (NYSE:CKH) (the “Company”) today announced its results for the second quarter ended June 30, 2017. In connection with the release, Charles Fabrikant, the Company’s Executive Chairman, offered the following comment:
“This year has been transformative for SEACOR and in order to provide context this release follows a slightly different format. The following comments are hopefully a useful update and perspective on recent transactions and our current business. This release focuses on our continuing operations, inland river transport and logistics, and shipping services and provides results for the quarter.
As noted in the discussion of discontinued operations, in addition to the Spin-off of SEACOR Marine Holdings Inc., the Company’s former Offshore Marine Services segment, we sold Illinois Corn Processing after the close of the calendar quarter. In addition to the gain of $11.6 million, net of tax, noted below, the Company also took out a final distribution of $17.3 million prior to the sale. We acquired our initial 50% interest in ICP in 2009 for $15.0 million and purchased an additional 20% interest in 2012 for $9.1 million. We received aggregate distributions of $42.6 million in addition to the proceeds from the sale and calculated that this investment produced an approximate 25% internal rate of return on capital.
The most important post-June 30, 2017 events are the acquisition of International Shipholding Corporation (“ISH”) and the execution of a series of amendments and charter extensions for several of SEA-Vista’s tankers resulting in a substantial increase to SEA-Vista’s backlog.
The new charter extensions add approximately $100 million in bareboat charter (net lease) revenue and increase SEA-Vista’s revenue backlog to approximately $450 million. The backlog positions SEA-Vista to reduce debt and potentially capitalize on opportunity should the current oversupply of Jones Act coastwise equipment produce one. SEA-Vista expects to place its multi-grade chemical carrier in service in the spot market this August, after which it has no spot exposure until mid-2018.
The most exciting development is the successful culmination of many months working with ISH, its creditors and advisors to complete its exit from chapter 11 bankruptcy as a subsidiary of SEACOR Holdings Inc. This acquisition capitalizes on our shipping group’s technical management skills and, most importantly, diversifies our marine business.

•
United Ocean Services operates three Jones Act dry bulk carriers which support the cross-Gulf trade of fertilizer, phosphate rock, coal, and petroleum coke. They are three of 17 Jones Act coastwise dry bulk carriers, but the largest in terms of cargo capacity and the most efficient to service their existing trade lanes. The ships are chartered through February 2018. Customers include Tampa Electric and the Mosaic Company.

•
CG Rail Inc. (CGR) is a short line railroad that operates two rail ferries, each capable of loading 113 railcars. CGR has terminal operations in Mobile and Coatzacoalcos, Mexico, allowing railcars to access its ships and transit more quickly than overland routes from the U.S. and Canada to Mexico. CGR also has a full service rail car repair facility in Mobile, Alabama.

•
Central Gulf Lines, Inc. and Waterman Steamship Company (“CGL”), two long-established U.S. based shipping lines, charter and operate U.S.-flag vessels which are enrolled in the U.S. government’s Maritime Security Program. At present CGL is running four roll-on, roll-off vessels, generally referred to as “PCTC’s” (Pure-Car-Truck-Carriers), moving U.S. military cargo as well as commercial and U.S. government-impelled cargo.

The ISH assets and businesses are an excellent complement to SEACOR Holding’s other business lines including: Shipping Services’ Harbor Towing operations, SEACOR Island Lines, SEA-Vista’s tanker operations, Seabulk Fleet Management services, and our joint venture interest in Trailer Bridge, a regional Jones Act liner operation that primarily moves cargo from Jacksonville to Puerto Rico.”
SECOND QUARTER RESULTS
Discontinued Operations
Spin-off of SEACOR Marine - On June 1, 2017, the Company completed the spin-off of its Offshore Marine Services business segment (the “Spin-off”) by means of a dividend to its shareholders of all the issued and outstanding common stock of SEACOR Marine Inc. (“SEACOR Marine”). SEACOR Marine is now a stand-alone public company whose common stock is listed on the New York Stock Exchange under the symbol “SMHI.”
Disposition of Illinois Corn Processing - On July 3, 2017, the Company effected the sale of its 70% interest in Illinois Corn Processing LLC (“ICP”) for $21.0 million in cash and a note from the buyer for $32.7 million, resulting in a third quarter gain of $11.6 million, net of tax.
As a result of the consummation of these transactions, historical results for all periods presented in the financial statements and tables in this release present the financial position, results of operations and cash flows of SEACOR Marine and ICP as discontinued operations.
Continuing Operations
The Company’s primary continuing operations include Inland River Services, Shipping Services and Witt O’Brien’s, which provides emergency management and risk consultancy services.
For the quarter ended June 30, 2017, net loss from continuing operations attributable to SEACOR Holdings Inc. was $6.8 million ($0.39 per diluted share) and includes:

•	a net loss of $14.0 million ($0.81 per diluted share) related to the Company’s investment in 9,177,135 shares of Dorian LPG Ltd. (“Dorian”);

•	a net loss of $5.8 million ($0.34 per diluted share) primarily related to the accelerated vesting of share awards in connection with the Spin-off;

•
net income of $10.9 million ($0.63 per diluted share) following the termination of the exchange option for the Company’s common stock (the “Exchange Option”) on SEACOR Marine’s convertible senior notes in connection with the Spin-off; and

•	net income of $4.5 million ($0.26 per diluted share) for the Company’s proportionate share of a gain on the sale of a joint ventured dry-bulk articulated tug-barge.
For the six months ended June 30, 2017, net income from continuing operations attributable to SEACOR Holdings Inc. was $2.9 million ($0.17 per diluted share) and includes:

•	a net loss of $5.8 million ($0.33 per diluted share) primarily related to the accelerated vesting of share awards in connection with the Spin-off; and

•	net income of $12.6 million ($0.72 per diluted share) following the termination of the Exchange Option on SEACOR Marine’s convertible senior notes in connection with the Spin-off.
For the preceding quarter ended March 31, 2017, net income from continuing operations attributable to SEACOR Holdings Inc. was $9.7 million ($0.56 per diluted share) and includes:

•	net income of $13.8 million ($0.80 per diluted share) related to the Company’s investment in Dorian; and

•	net income of $1.7 million ($0.10 per diluted share) related to the change in fair value of the Exchange Option on SEACOR Marine’s convertible senior notes.
A comparison of results for the quarter ended June 30, 2017 with the preceding quarter ended March 31, 2017 is included in the “Highlights for the Quarter” discussion below.
Operating income before depreciation and amortization (“OIBDA” - see disclosure related to Non-GAAP measures in the statements of income (loss) and segment information tables herein) was $26.5 million in the second quarter compared with $20.1 million in the preceding quarter.

Highlights for the Quarter
Inland River Services - Operating income was $0.4 million compared with an operating loss of $0.1 million in the preceding quarter. OIBDA was $6.9 million on operating revenues of $37.6 million compared with $6.5 million on operating revenues of $42.7 million in the preceding quarter. Operating income and OIBDA for the second quarter included gains on asset dispositions of $5.9 million primarily related to the sale of one inland river towboat. During the second quarter the Company also sold and leased back 50 dry-cargo barges resulting in a gain of $8.6 million of which $0.9 million was recognized currently and $7.7 million was deferred and will be recognized as a reduction of leased-in expense over the lease back period of 84 months.
Operating results, excluding gains (losses) on asset dispositions and impairments, were $5.2 million lower compared with the preceding quarter. Operating results for the dry-cargo barge pools were lower primarily due to lower rates and reduced demand for grain exports.
Operating results for terminal operations were lower primarily due to extended closures of certain terminal locations as a consequence of high water and lower seasonal activity.
In addition, compensation costs were $0.8 million higher related to the accelerated vesting of share awards in connection with the Spin-off.
Foreign currency losses of $1.6 million were primarily due to the weakening of the Colombian peso in relation to the U.S. dollar underlying certain of the Company’s intercompany lease obligations.
Equity in losses of 50% or less owned companies of $1.3 million reflected an improvement in the operating results of SCFCo, the Company’s joint venture operating on the Parana-Paraguay River Waterway, as a consequence of improving market conditions for moving iron ore, industrial commodities and agricultural products. The improvement in SCFCo was partially offset by losses from SCF Bunge Marine, the Company’s joint venture that operates six inland river towboats, primarily due to navigational restrictions and downtime from engine overhaul and related repairs for one of its towboats.
Shipping Services - Operating income was $20.0 million compared with $13.6 million in the preceding quarter. OIBDA was $30.2 million on operating revenues of $72.0 million compared with $22.8 million on operating revenues of $67.6 million in the preceding quarter. OIBDA in the first quarter included $11.3 million attributable to noncontrolling interests compared with $10.1 million in the preceding quarter.
Operating results were $6.4 million higher primarily due to the following:

•	lower drydocking and maintenance and repair costs for harbor towing and SEACOR Island Lines;

•	the impact of a full quarter of operations from one U.S.-flag product tanker placed into service during March 2017; and

•	higher demand for SEACOR Island Lines’ services.
These improvements were partially offset by $0.8 million of higher compensation costs related to the accelerated vesting of share awards in connection with the Spin-off.
Equity in earnings of 50% or less owned companies of $5.6 million primarily relates to a $4.5 million gain on the sale of a joint ventured dry-bulk articulated tug-barge and the operating results of Trailer Bridge, the Company’s joint venture operating in the Puerto Rico liner trade.
Corporate and Eliminations - Administrative and general expenses during the second quarter include $5.3 million of compensation costs primarily related to the accelerated vesting of share awards as a consequence of the Spin-off.
Derivative gains during the second quarter were primarily due to the termination of the Exchange Option on SEACOR Marine’s convertible senior notes in connection with the Company’s completion of the Spin-off.
Debt Extinguishment Losses - During the second quarter, the Company purchased $7.6 million in principal amount of its 7.375% Senior Notes for $7.7 million resulting in losses on debt extinguishment of $0.2 million and purchased $48.4 million in principal amount of its 2.5% Convertible Senior Notes for $48.6 million resulting in gains on debt extinguishment of $0.1 million.

Marketable Security Gains (Losses) - Marketable security results during the second quarter were primarily attributable to marking to market the Company’s investment in 9,177,135 shares of Dorian, a publicly traded company listed on the New York Stock Exchange under the symbol “LPG.” The Company recognized unrealized losses related to Dorian of $21.6 million compared with gains of $21.3 million in the preceding quarter. The closing share price of Dorian was $8.18 and $10.53 as of June 30, 2017 and March 31, 2017, respectively. The Company’s cost basis in Dorian is $13.66 per share. The closing share price of Dorian was $7.04 as of August 3, 2017.
Capital Commitments - The Company’s capital commitments as of June 30, 2017 by year of expected payment were as follows (in thousands):

	2017	2018	2019	Total
Shipping Services	$8,356	$2,259	$—	$10,615
Inland River Services	11,780	926	463	13,169
	$20,136	$3,185	$463	$23,784
Shipping Services’ capital commitments included one U.S.-flag chemical and petroleum articulated tug-barge and two U.S.-flag harbor tugs. Inland River Services’ capital commitments included two inland river towboats and other equipment and improvements.
Liquidity and Debt - As of June 30, 2017, the Company’s balances of cash, cash equivalents, restricted cash, marketable securities and construction reserve funds totaled $365.9 million. Total outstanding debt was $741.2 million, which includes $274.4 million of debt owed by SEA-Vista that is non-recourse to the Company and its subsidiaries other than SEA-Vista. SEA-Vista’s debt was partially used to fund the construction of four product carriers in the U.S. coastwise tanker and chemical trades. SEA-Vista is a consolidated venture and had $17.0 million of borrowing capacity under its credit facility as of June 30, 2017 . Subsequent to June 30, 2017, SEA-Vista borrowed $11.0 million under its credit facility.
As of June 30, 2017, the remaining principal amount outstanding of the Company’s 2.5% Convertible Senior Notes of $108.7 million are included in current liabilities as the holders may require the Company to repurchase these notes on December 19, 2017.
* * * * *

SEACOR is a diversified holding company with interests in domestic and international transportation and logistics and risk management consultancy. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Shipping Services, decreased demand for Shipping Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Inland River Services and Shipping Services on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company’s Common Stock, operational risks of Inland River Services and Shipping Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland River Services’ operations, adequacy of insurance coverage, the ability to recognize the anticipated benefits of the Spin-off, the ability to remediate the material weaknesses the Company has identified in its internal controls over financial reporting, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.
For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating Revenues	$115,791	$99,647	$234,205	$204,699
Costs and Expenses:
Operating	69,686	64,027	144,898	127,063
Administrative and general	25,540	21,361	48,418	44,037
Depreciation and amortization	17,469	15,043	34,188	30,141
	112,695	100,431	227,504	201,241
Gains on Asset Dispositions and Impairments, Net	5,897	2,586	5,709	3,183
Operating Income	8,993	1,802	12,410	6,641
Other Income (Expense):
Interest income	2,150	4,179	4,284	8,608
Interest expense	(11,676)	(10,258)	(21,980)	(19,937)
Debt extinguishment gains (losses), net	(97)	1,615	(97)	4,838
Marketable security losses, net	(21,674)	(21,459)	(838)	(42,970)
Derivative gains (losses), net	16,897	(2,574)	19,727	(2,665)
Foreign currency gains (losses), net	(1,470)	797	(71)	2,394
Other, net	424	(7,652)	4	(7,649)
	(15,446)	(35,352)	1,029	(57,381)
Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	(6,453)	(33,550)	13,439	(50,740)
Income Tax Expense (Benefit)	(3,664)	(13,633)	232	(22,757)
Income (Loss) from Continuing Operations Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(2,789)	(19,917)	13,207	(27,983)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	2,333	(3,847)	2,441	(6,057)
Net Income (Loss) from Continuing Operations	(456)	(23,764)	15,648	(34,040)
Loss from Discontinued Operations, Net of Tax	(28,629)	(27,169)	(34,077)	(37,417)
Net Loss	(29,085)	(50,933)	(18,429)	(71,457)
Net Income attributable to Noncontrolling Interests in Subsidiaries	3,723	4,226	10,296	10,888
Net Loss attributable to SEACOR Holdings Inc.	$(32,808)	$(55,159)	$(28,725)	$(82,345)
Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$(0.39)	$(1.61)	$0.17	$(2.63)
Discontinued operations	(1.52)	(1.65)	(1.85)	(2.25)
	$(1.91)	$(3.26)	$(1.68)	$(4.88)
Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$(0.39)	$(1.61)	$0.17	$(2.63)
Discontinued operations	(1.52)	(1.65)	(1.82)	(2.25)
	$(1.91)	$(3.26)	$(1.65)	$(4.88)
Weighted Average Common Shares Outstanding:
Basic	17,207,831	16,928,722	17,141,306	16,873,045
Diluted	17,207,831	16,928,722	17,440,361	16,873,045

OIBDA(1)	$26,462	$16,845	$46,598	$36,782
______________________

(1)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except per share data, unaudited)

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
Operating Revenues	$115,791	$118,414	$126,196	$109,570	$99,647
Costs and Expenses:
Operating	69,686	75,212	81,619	66,573	64,027
Administrative and general	25,540	22,878	21,394	20,931	21,361
Depreciation and amortization	17,469	16,719	16,560	15,864	15,043
	112,695	114,809	119,573	103,368	100,431
Gains (Losses) on Asset Dispositions and Impairments, Net	5,897	(188)	(28,573)	(593)	2,586
Operating Income (Loss)	8,993	3,417	(21,950)	5,609	1,802
Other Income (Expense):
Interest income	2,150	2,134	2,541	4,492	4,179
Interest expense	(11,676)	(10,304)	(9,912)	(9,955)	(10,258)
Debt extinguishment gains (losses), net	(97)	—	(211)	557	1,615
Marketable security gains (losses), net	(21,674)	20,836	20,300	(9,484)	(21,459)
Derivative gains (losses), net	16,897	2,830	(10,604)	(862)	(2,574)
Foreign currency gains (losses), net	(1,470)	1,399	(1,368)	418	797
Other, net	424	(420)	(5,606)	(5,461)	(7,652)
	(15,446)	16,475	(4,860)	(20,295)	(35,352)
Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	(6,453)	19,892	(26,810)	(14,686)	(33,550)
Income Tax Expense (Benefit)	(3,664)	3,896	(6,804)	(7,164)	(13,633)
Income (Loss) from Continuing Operations Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(2,789)	15,996	(20,006)	(7,522)	(19,917)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	2,333	108	(13,871)	(1,112)	(3,847)
Net Income (Loss) from Continuing Operations	(456)	16,104	(33,877)	(8,634)	(23,764)
Loss from Discontinued Operations, Net of Tax	(28,629)	(5,448)	(56,412)	(25,392)	(27,169)
Net Income (Loss)	(29,085)	10,656	(90,289)	(34,026)	(50,933)
Net Income attributable to Noncontrolling Interests in Subsidiaries	3,723	6,573	3,460	5,777	4,226
Net Income (Loss) attributable to SEACOR Holdings Inc.	$(32,808)	$4,083	$(93,749)	$(39,803)	$(55,159)
Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$(0.39)	$0.57	$(2.11)	$(0.82)	$(1.61)
Discontinued operations	(1.52)	(0.33)	(3.41)	(1.53)	(1.65)
	$(1.91)	$0.24	$(5.52)	$(2.35)	$(3.26)
Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$(0.39)	$0.56	$(2.11)	$(0.82)	$(1.61)
Discontinued operations	(1.52)	(0.32)	(3.41)	(1.53)	(1.65)
	$(1.91)	$0.24	$(5.52)	$(2.35)	$(3.26)
Weighted Average Common Shares of Outstanding:
Basic	17,208	17,074	16,969	16,944	16,929
Diluted	17,208	17,364	16,969	16,944	16,929
Common Shares Outstanding at Period End	17,587	17,406	17,401	17,336	17,321

OIBDA(1)	$26,462	$20,136	$(5,390)	$21,473	$16,845
______________________

(1)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. SEGMENT INFORMATION (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
Inland River Services
Operating Revenues	$37,644	$42,669	$53,021	$41,094	$33,814
Costs and Expenses:
Operating	31,902	32,569	35,400	31,496	27,446
Administrative and general	4,725	3,792	2,945	3,982	3,777
Depreciation and amortization	6,483	6,592	6,628	6,308	6,254
	43,110	42,953	44,973	41,786	37,477
Gains (Losses) on Asset Dispositions and Impairments, Net	5,891	233	605	(597)	2,580
Operating Income (Loss)	425	(51)	8,653	(1,289)	(1,083)
Other Income (Expense):
Foreign currency gains (losses), net	(1,630)	1,368	(1,143)	410	1,018
Other, net	—	—	1	(1)	(4)
Equity in Losses of 50% or Less Owned Companies, Net of Tax	(1,264)	(2,378)	(11,318)	(171)	(1,677)
Segment Loss(1)	$(2,469)	$(1,061)	$(3,807)	$(1,051)	$(1,746)

OIBDA(2)	$6,908	$6,541	$15,281	$5,019	$5,171

Shipping Services
Operating Revenues	$72,023	$67,639	$59,618	$57,350	$55,620
Costs and Expenses:
Operating	33,850	37,354	36,586	28,542	30,269
Administrative and general	8,028	7,088	6,895	6,675	7,337
Depreciation and amortization	10,115	9,161	8,969	8,216	7,415
	51,993	53,603	52,450	43,433	45,021
Gains (Losses) on Asset Dispositions and Impairments, Net	6	(421)	408	3	6
Operating Income	20,036	13,615	7,576	13,920	10,605
Other Income (Expense):
Foreign currency gains (losses), net	8	(5)	(6)	(3)	(6)
Other, net	421	(362)	237	(5,534)	(928)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	5,621	1,036	(2,581)	(551)	(1,591)
Segment Profit(1)	$26,086	$14,284	$5,226	$7,832	$8,080

OIBDA(2)	$30,151	$22,776	$16,545	$22,136	$18,020
Drydocking expenditures for U.S.-flag product tankers (included in operating costs and expenses)	$—	$94	$4,506	$95	$62
Out-of-service days for drydockings of U.S.-flag product tankers	—	—	45	—	—

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
Witt O’Brien’s and Other
Operating Revenues	$6,177	$8,124	$13,572	$11,146	$10,261
Costs and Expenses:
Operating	4,043	5,372	9,711	6,618	6,427
Administrative and general	2,687	3,373	5,510	3,833	3,649
Depreciation and amortization	205	202	204	432	448
	6,935	8,947	15,425	10,883	10,524
Gains (Losses) on Asset Dispositions and Impairments, Net	—	—	(29,586)	1	—
Operating Income (Loss)	(758)	(823)	(31,439)	264	(263)
Other Income (Expense):
Foreign currency gains (losses), net	23	10	(57)	(25)	(73)
Other, net	—	(300)	(5,885)	—	(6,723)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(2,024)	1,450	28	(390)	(579)
Segment Profit (Loss)(1)	$(2,759)	$337	$(37,353)	$(151)	$(7,638)

Corporate and Eliminations
Operating Revenues	$(53)	$(18)	$(15)	$(20)	$(48)
Costs and Expenses:
Operating	(109)	(83)	(78)	(83)	(115)
Administrative and general	10,100	8,625	6,044	6,441	6,598
Depreciation and amortization	666	764	759	908	926
	10,657	9,306	6,725	7,266	7,409
Operating Loss	$(10,710)	$(9,324)	$(6,740)	$(7,286)	$(7,457)
Other Income (Expense):
Derivative gains (losses), net	$16,897	$2,830	$(10,604)	$(862)	$(2,574)
Foreign currency gains (losses), net	129	26	(162)	36	(142)
Other, net	3	242	41	74	3
______________________

(1)	Includes amounts attributable to both SEACOR and noncontrolling interests.

(2)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$223,154	$207,545	$256,638	$315,960	$367,692
Restricted cash	2,260	2,254	2,249	2,244	1,742
Marketable securities	75,071	97,404	76,137	55,823	65,480
Receivables:
Trade, net of allowance for doubtful accounts	59,772	77,358	105,494	75,540	55,635
Other	35,704	54,918	38,629	12,508	18,433
Inventories	2,444	3,051	2,582	3,222	2,722
Prepaid expenses and other	4,814	4,614	3,707	6,663	6,378
Discontinued operations	23,105	298,915	277,365	287,658	311,462
Total current assets	426,324	746,059	762,801	759,618	829,544
Property and Equipment:
Historical cost	1,340,400	1,336,719	1,178,556	1,018,370	1,008,437
Accumulated depreciation	(467,925)	(460,623)	(444,559)	(434,049)	(418,798)
	872,475	876,096	733,997	584,321	589,639
Construction in progress	133,537	139,782	246,010	337,449	296,721
Net property and equipment	1,006,012	1,015,878	980,007	921,770	886,360
Investments, at Equity, and Advances to 50% or Less Owned Companies	174,106	182,395	175,461	198,052	195,352
Construction Reserve Funds	65,429	64,478	75,753	99,966	104,983
Goodwill	32,749	32,787	32,758	52,403	52,394
Intangible Assets, Net	18,931	19,519	20,078	23,496	24,116
Other Assets	17,739	17,869	17,189	21,599	19,206
Discontinued Operations	32,595	875,993	798,274	877,229	889,362
	$1,773,885	$2,954,978	$2,862,321	$2,954,133	$3,001,317

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$125,655	$168,267	$163,202	$7,877	$4,058
Accounts payable and accrued expenses	32,437	36,524	59,563	37,397	24,647
Other current liabilities	49,602	58,833	62,164	55,195	52,514
Discontinued operations	6,324	270,796	85,020	94,115	97,867
Total current liabilities	214,018	534,420	369,949	194,584	179,086
Long-Term Debt	615,532	628,622	631,084	804,109	820,683
Exchange Option Liability on Subsidiary Convertible Senior Notes	—	16,809	19,436	8,938	8,171
Deferred Income Taxes	161,185	183,972	157,441	168,266	175,128
Deferred Gains and Other Liabilities	97,245	92,897	98,098	103,711	107,491
Discontinued Operations	7,681	271,389	390,045	393,043	397,564
Total liabilities	1,095,661	1,728,109	1,666,053	1,672,651	1,688,123
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	382	380	379	379	379
Additional paid-in capital	1,547,936	1,527,460	1,518,635	1,512,209	1,510,623
Retained earnings	360,139	914,806	910,723	1,004,472	1,044,275
Shares held in treasury, at cost	(1,364,273)	(1,364,172)	(1,357,331)	(1,357,331)	(1,357,876)
Accumulated other comprehensive loss, net of tax	(545)	(11,024)	(11,514)	(10,471)	(10,810)
	543,639	1,067,450	1,060,892	1,149,258	1,186,591
Noncontrolling interests in subsidiaries	134,585	159,419	135,376	132,224	126,603
Total equity	678,224	1,226,869	1,196,268	1,281,482	1,313,194
	$1,773,885	$2,954,978	$2,862,321	$2,954,133	$3,001,317

SEACOR HOLDINGS INC. FLEET COUNTS (unaudited)

	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
Inland River Services
Dry-cargo barges	1,443	1,443	1,443	1,405	1,393
Liquid tank barges:
10,000 barrel	18	18	18	18	18
30,000 barrel	1	—	—	—	—
Specialty barges(1)	10	10	11	11	11
Towboats:
4,000 hp - 6,600 hp	17	18	17	17	17
3,300 hp - 3,900 hp	1	1	1	1	1
Less than 3,200 hp	4	4	4	4	4
Harbor boats:
1,100 hp - 2,000 hp	15	15	15	13	13
Less than 1,100 hp	9	9	9	6	6
	1,518	1,518	1,518	1,475	1,463

Shipping Services
Petroleum Transportation:
Product tankers - U.S.-flag	10	10	9	8	8
Harbor Towing and Bunkering:
Harbor tugs - U.S.-flag	23	23	23	24	24
Harbor tugs - Foreign-flag	8	4	4	4	4
Offshore tug - U.S.-flag	1	1	1	1	1
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Ocean liquid tank barges - Foreign-flag	1	—	—	—	—
Liner and Short-sea Transportation:
RORO/deck barges - U.S.-flag	7	7	7	7	7
Short-sea container/RORO - Foreign-flag	7	7	7	7	7
Other:
Dry bulk articulated tug-barge - U.S.-flag	—	1	1	1	1
	62	58	57	57	57
______________________

(1)	Includes non-certificated 10,000 and 30,000 barrel inland river liquid tank barges.

SEACOR HOLDINGS INC. EXPECTED FLEET DELIVERIES AS OF JUNE 30, 2017 (unaudited)

	2017		2018
	Q3	Q4	Q1	Q2	Q3	Q4	Total
Shipping Services
Articulated tug-barge - U.S.-flag	1	—	—	—	—	—	1
Harbor tugs - U.S.-flag	—	1	1	—	—	—	2

Inland River Services
Towboats:
4,000 hp - 6,600 hp	2	—	—	—	—	—	2